UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 27, 2007

AVNET, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-4224	11-1890605
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2211 South 47th Street, Phoenix, Arizona		85034
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-643-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2007 Avnet, Inc. ("Avnet") and certain of Avnet’s subsidiaries (the "Subsidiary Borrowers") entered into a five-year $500 million unsecured revolving credit facility (the "Credit Agreement") with the lenders from time to time party thereto. Bank of America, N.A., will act as administrative agent, swing line lender and letter of credit issuer, Banc of America Securities LLC acted as joint lead arranger and sole book manager, ABN Amro Incorporated acted as Joint Lead Arranger, and Credit Suisse, Cayman Islands Branch, the Bank of Nova Scotia and BNP Paribas acted as co-documentation agents. The Credit Agreement has a $100 million accordion feature allowing Avnet to increase its borrowing capacity to up to $600 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. Up to $100 million under the Credit Agreement will be available in the form of letters of credit. The Credit Agreement expires on September 26, 2012, which may be renewed at Avnet’s election for two additional one-year terms, subject to Avnet’s satisfaction of certain conditions. Monies borrowed by Avnet under the Credit Agreement will be used by Avnet for general corporate purposes.
Subsidiary Borrowers may borrow under the Credit Agreement which borrowings are guaranteed by Avnet. Loans may be made, and letters of credit may be issued, under the Credit Agreement in U.S. Dollars, British Pounds Sterling, Euros, Japanese Yen and other specified currencies.
The interest rate applicable to any loan under the Credit Agreement is, at Avnet’s option, either LIBOR plus an "applicable margin" (as defined below), or an "alternate base rate" (defined as the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus 0.50% per annum). The "applicable margin" is determined based on the long term unsecured senior, non-credit enhanced debt ratings ("Debt Ratings") of Avnet by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. Based on Avnet's current Debt Ratings, the applicable margin shall be 0.425% per annum. Any loan denominated in a foreign currency shall bear interest at a rate equal to LIBOR plus the applicable margin. Letter of credit fees will be calculated by multiplying the actual daily maximum amount available to be drawn under all letters of credit outstanding times the applicable margin. Swing line loans shall bear interest at the base rate plus the applicable rate.
Avnet's ability to borrow monies in the future under the Credit Agreement is subject to certain conditions, including compliance with certain covenants and making certain representations and warranties. These covenants require Avnet to comply with various financial ratios and tests and restrict, among other things, Avnet’s ability to incur debt; incur liens; merge or consolidate with other companies; enter into agreements that limit its or its subsidiaries’ ability to incur liens or its subsidiaries ability to pay dividends; and make certain acquisitions, and a covenant that limits the amount of dividends or distributions that may be paid to stockholders. Events of default under the Credit Agreement include the failure to pay principal or interest when due; the breach of any representation or warranty; covenant defaults; insolvency of Avnet or certain subsidiaries; imposition of certain judgments; certain events relating to the Employee Retirement Income Security Act of 1974 (as amended); a change in control (with respect to Company’s board of directors or the ownership of Avnet’s shares); impairment of loan documentation or any guarantees; and cross-defaults to certain other indebtedness.
In the ordinary course of their respective businesses, some of the lenders under the Credit Agreement, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for Avnet and its affiliates.
The foregoing descriptions of the Credit Agreement and the Avnet guaranty are qualified in their entirety by reference to such agreements, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

On September 27, 2007 and in connection with the execution and delivery of the Credit Agreement described above, Avnet terminated its existing senior unsecured credit facility, dated as of October 13, 2005, among Avnet and certain of its subsidiaries as borrowers, Bank of America, N.A, as administrative agent, ABN Amro Incorporated, Credit Suisse, Cayman Islands Branch, the Bank of Nova Scotia, BNP Paribas and other banks party thereto (the "2005 Credit Facility"). The 2005 Credit Facility had substantially similar terms and conditions as are those in the Credit Facility except that the Credit Facility effectively has extended the 2005 Credit Facility’s term by two years, with certain of the terms more favorable to Avnet.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required hereunder is provided under Item 1.01 above and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 28, 2007, Avnet issued a press release announcing that Avnet had entered into a senior revolving credit facility. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Form of Credit Agreement dated as of September 27, 2007.

10.2 Form of Guaranty dated as of September 27, 2007.

99.1 Press Release of Avnet, Inc. dated September 28, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVNET, INC.

September 28, 2007	By:	/s/ Raymond Sadowski

Name: Raymond Sadowski
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Credit Agreement dated as of September 27, 2007.
10.2	Form of Guaranty dated as of September 27, 2007.
99.1	Press Release of Avnet, Inc. dated September 28, 2007.